Careview Communications, Inc. 10-K

Exhibit 21.00

Subsidiaries of the registrant

•	CareView Communications, Inc., a Texas corporation (“CareView-TX”), a wholly owned subsidiary

•	CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”), a wholly owned subsidiary

•	CareView-Hillcrest, LLC, a Wisconsin limited liability company (“CareView-Hillcrest”), a variable interest entity

•	CareView-Saline, LLC, a Wisconsin limited liability company (“CareView-Saline”), a variable interest entity